Exhibit 5.1

CONFIDENTIAL

February 2, 2026

Fifth Third Bancorp

38 Fountain Square Plaza, MD 10907F

Cincinnati, Ohio 45263

Ladies and Gentlemen:

I am Executive Vice President and Chief Legal Officer of Fifth Third Bancorp, an Ohio corporation (the “Company”). In connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of (i) up to 8,396,005 shares of common stock, without par value (the “Common Stock”), of the Company, including: (a) 413,886 shares of Common Stock which may be issuable upon the exercise of stock options granted under the Comerica Incorporated Amended and Restated 2006 Long-Term Incentive Plan (the “2006 LTIP”), (b) 7,372,581 shares of Common Stock which may be issuable upon the exercise, vesting or settlement of stock options, restricted stock unit awards, or performance stock unit awards granted under the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan, as Further Amended and Restated (the “Current LTIP”), (c) 174,767 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock unit awards granted under the Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors (the “Old Non-Employee Director Plan”), (d) 147,335 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock unit awards granted under the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors (the “2015 Non-Employee Director Plan”), (e) 207,653 shares of Common Stock which may be issuable upon distribution of deferred compensation benefits pursuant to the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”), (f) 79,783 shares of Common Stock which may be issuable upon distribution of deferred compensation benefits pursuant to the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan (together with the 2006 LTIP, the Current LTIP, the Old Non-Employee Director Plan, the 2015 Non-Employee Director Plan and the Employee Common Stock Deferral Plan, the “Comerica Equity Plans”), which were assumed by the Company and converted into equity awards in respect of Common Stock in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 5, 2025, by and among the Company, Fifth Third Financial Corporation, Comerica Incorporated and Comerica Holdings Incorporated (the “Merger Agreement”), (ii) up to 2,000 shares of Common Stock which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals from the Employee Common Stock Deferral Plan, (iii) up to $79,766,065 of deferred compensation obligations (the “Obligations”), including: (a) $76,873,505 of deferred compensation obligations that may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan (the “1999 Deferred Compensation Plan”), (b) $2,892,560 of deferred compensation obligations being registered under this Registration Statement may be offered to certain eligible non-employee directors of the Company and its subsidiaries pursuant to the Amended and Restated Comerica Incorporated Non-Employee Director Fee Deferral Plan (the “Non-Employee Director Fee Deferral Plan”) and (iv) up to $36,000,000 of deferred compensation obligations which may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the 1999 Deferred Compensation Plan (together with the Assumed Deferred Compensation Obligations, the “Comerica Deferred Compensation Plans”), which were assumed by the Company in connection with the transactions contemplated by the Merger Agreement.

I (or counsel acting under my supervision) have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that:

1.

when the Registration Statement has become effective under the Act and the Common Stock has been duly issued and delivered as contemplated by the Registration Statement and the Comerica Equity Plans, after giving effect to the terms of the Merger Agreement and consummation of the transactions contemplated thereby, the Common Stock will be validly issued, fully paid and nonassessable.

2.

when the Registration Statement has become effective under the Act, the Comerica Deferred Compensation Plans have been duly adopted by the Company, the terms of the Obligations and of their issuance have been duly established in conformity with the Comerica Deferred Compensation Plans, the Obligations will constitute valid and legally binding obligations of the Company in accordance with their terms and the terms of the Comerica Deferred Compensation Plans, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Common Stock.

The foregoing opinion is limited to the laws of the State of Ohio, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and I assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the signatures on all documents examined by me (or counsel acting under my supervision) are genuine, assumptions which I have not independently verified. I have further assumed that there will be no material changes in the documents that have been examined and that, at all times prior to the issuance of the Common Stock, the Company will maintain a sufficient number of authorized but unissued shares of Common Stock available for such issuance.

This letter is furnished by me, solely in my capacity as Executive Vice President and Chief Legal Officer of the Company. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Comerica Equity Plans, the Common Stock or the Comerica Deferred Compensation Plans.

Very truly yours,

/s/ Christian Gonzalez
Christian Gonzalez